EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-76288, 333-40051 and 333-105028) of Dominion Homes, Inc. of our report dated March 7, 2008 relating to the financial statements of Dominion Homes, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

March 7, 2008